Exhibit 10.3

TERMINATION AND SETTLEMENT AGREEMENT

This Termination and Settlement Agreement (this “Agreement”) is made as of October 19, 2026, by and among Focus Impact Partners, LLC, a Delaware limited liability company (the “Consultant”), XCF Global Capital, Inc., a Nevada corporation (the “Company”), and XCF Global, Inc., a Delaware corporation (“Parent” and, together with the Consultant and the Company, the “Parties”).

WHEREAS, the Consultant and the Company are parties to that certain Strategic Consulting Agreement, dated as of February 19, 2025 (as amended, the “Consulting Agreement”), pursuant to which the Consultant agreed to provide Consulting Services (as defined in the Consulting Agreement) to the Company; and

WHEREAS, the Consultant and the Company are parties to that certain Addendum to Strategic Consulting Agreement, dated as of May 21, 2026 (the “Addendum”), pursuant to which the Company agreed to issue to the Consultant 8,146,434 shares of the Company's Class A common stock, par value $0.0001 per share (the “Shares”);

WHEREAS, the Parties desire to terminate the Consulting Agreement, effective as of January 2, 2027, and to settle, in full, on such date, all amounts owed by the Company thereunder, including the Shares;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.       Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Consulting Agreement.

2.       Termination of Consulting Agreement and Consulting Relationship.

(a) The Parties agree that the Consulting Agreement shall terminate effective as of January 2, 2027 (the “Termination Date”) by mutual agreement of the Consultant and the Company. Such termination is a mutual termination and shall not constitute (i) a termination by the Company without “Cause” for purposes of Section 6 of the Consulting Agreement or (ii) a termination of the Consulting Agreement by the Consultant, or by the Company for Cause, prior to January 1, 2027 for purposes of Section 1 of the Addendum, and each of the Consultant and the Company waives any requirement for prior written notice of termination.

(b) Notwithstanding Section 2(a), and consistent with the Section 6 of the Consulting Agreement, Sections 7 through 23 (inclusive) of the Consulting Agreement shall survive the termination of the Consulting Agreement and remain in full force and effect in accordance with their terms. Sections 11 through 22 (inclusive) of the Consulting Agreement shall also apply to this Agreement, mutatis mutandis, as if set forth herein, with references therein to “this Agreement” and “the parties” deemed to refer to this Agreement and the Parties, respectively. For the avoidance of doubt, (i) the payment obligations of the Company under Sections 3, 4 and 6 of the Consulting Agreement shall be fully satisfied and discharged as provided in Section 3 hereof, and (ii) the obligation of the Company to issue the Shares under Section 1 of the Addendum shall (A) not be affected by the termination of the Consulting Agreement or this Agreement, (B) remain outstanding, and (C) survive the Termination Date in accordance with the terms of the Addendum.

3.       Final Payment. In full and final settlement of all amounts due to Consultant under the Consulting Agreement, other than the Shares, the Company shall pay to Consultant $456,164 in cash (the “Final Payment”) on January 2, 2027. For the avoidance of doubt, the Consultant agrees and confirms that neither it nor any of its Affiliate is entitled to, or shall claim entitlement to, any other fees, expense reimbursement, termination payment or shares of the Company or Parent pursuant to the Consulting Agreement or the Addendum, other than the Final Payment and the Shares, which Shares shall remain outstanding and owed to the Consultant pursuant to the terms of the Addendum.

4.       Return of Property. Within thirty (30) days following the Termination Date, the Consultant shall, and shall cause the Consultant Affiliates to, return to the Company or destroy all confidential information and other materials of the Company in their possession, custody or control (whether in paper or electronic format) that were provided in connection with the Consulting Services, and shall provide written confirmation of such return or destruction upon the Company’s written request; provided, that the Consultant and the Consultant Affiliates may retain (a) copies required to be retained by applicable law, regulation or bona fide internal document retention policies, (b) automatically created electronic back-up copies, and (c) information held by any individual in his or her capacity as a director or officer of Parent or the Company, in each case subject to Section 9 of the Consulting Agreement as preserved by Section 2(b).

5.       Mutual Release.

(a) Effective upon the payment of the Final Payment, the Consultant, on behalf of itself, the its Affiliates, and its and their respective successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, Parent, and their respective direct and indirect subsidiaries, affiliates, predecessors, successors and assigns, and each of their past, present and future officers, directors, employees, stockholders, members, partners, attorneys, agents, insurers and representatives, from any and all claims, debts, demands, liabilities, obligations, damages, costs, attorneys’ fees, causes of action and rights of any kind, whether known or unknown, foreseen or unforeseen, fixed or contingent, arising out of or relating to the Consulting Agreement or the Consulting Services. The claims released under Section 5(a) are referred to herein as the “Released Claims.”

(b) The release of the Consultant and the Consultant Affiliates by the Company shall be governed by Section 7(c) of the Consulting Agreement.

(c) Notwithstanding the foregoing, nothing in this Section 5 shall release (i) any obligation of any Party under this Agreement, including the right to enforce this Agreement, (ii) any provision of the Consulting Agreement that survives pursuant to Section 2(b), (iii) any rights of the Consultant or any Consultant Affiliate as a holder of equity securities of Parent, (iv) any rights of any individual in his or her capacity as a director or officer of Parent or the Company, including rights to indemnification, advancement or D&O insurance coverage, (v) any obligation of the Company to issue the Shares, or any rights of the Consultant with respect to the Shares, under the Addendum, or (vi) any claims that cannot be waived by law. For the avoidance of doubt, the Final Payment due under this Agreement is not intended to be offset or credited against any other remuneration that is or would be due to the Consultant or any of its partners or employees under any other employment, consulting or other agreement with the Company.

(d) Each Party understands that it is releasing Released Claims of which it may not be aware and that it may hereafter discover facts different from or in addition to those it now knows or believes to be true. Each Party assumes that risk, agrees that this Agreement shall remain effective in all respects notwithstanding any such different or additional facts, and waives all rights under any statute or common law principle that would otherwise limit the application of a general release to claims that the releasing party does not know or suspect to exist in its favor at the time of signing. Each Party covenants not to commence any action or proceeding against any released Person in respect of any Released Claim.

6.       No Admission. This Agreement is entered into in compromise and settlement of the obligations described herein and shall not be construed as an admission of liability or wrongdoing by any Party.

7.       Further Assurances. Each Party shall execute and deliver such further instruments, and take such further actions, as may be reasonably requested by any other Party to carry out the intent of this Agreement, including the delivery of any instructions to Parent’s transfer agent necessary to issue the Shares.

8.       Amendments. This Agreement may be amended only by a written instrument executed by each of the Parties.

9.       Voluntary Agreement. Each Party acknowledges and represents that it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, (c) has full power and authority to enter into this Agreement, which has been duly authorized by all necessary corporate or limited liability company action, and (d) is entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

FOCUS IMPACT PARTNERS, LLC

By:	/s/ Wray Thorn
Name:	Wray Thorn
Title:	Manager

XCF GLOBAL CAPITAL, INC.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Chief Executive Officer

XCF GLOBAL, INC.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Chief Executive Officer

[Signature Page to Termination and Settlement Agreement]

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